IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE LORAL SPACE AND COMMUNICATIONS INC. CONSOLIDATED LITIGATION	C.A. No. 2808-VCS

IMPLEMENTING ORDER

In accordance with and for the reasons stated in the Court’s Memorandum Opinion and Order dated September 19, 2008 (the “Opinion”), IT IS HEREBY ORDERED:

1. The Securities Purchase Agreement by and between Loral Space & Communications Inc. (“Loral”) and MHR Fund Management LLC (together with its affiliates, “MHR”) dated October 17, 2006, and which was amended and restated on February 27, 2007 (as so amended and restated, the “SPA”), is hereby reformed to provide for MHR to have purchased 9,505,673 shares of Non-Voting Common Stock, which shall in all respects be identical to and treated equally with shares of Common Stock except for the absence of voting rights (other than as provided in the New Charter (defined below) or as provided by law), in exchange for the net payment of $293,250,000.00 made by MHR to Loral. All other terms of the SPA are of no force or effect.

2. In order to give effect to the reformation of the SPA described in the first paragraph of this Order:

a. The operative certificate of incorporation of Loral shall be the Amended and Restated Certificate of Incorporation, in the form attached hereto as Exhibit A (the “New Charter”). Loral shall file with the Secretary of State of the State of Delaware (the “Secretary of State”) a copy of the New Charter within five (5) business days of the effective date of this Order.

b. Upon acceptance by the Secretary of State of the filing of the New Charter, the Certificate of Designation of the Series A-1 Cumulative 7.50% Convertible Preferred Stock and the Series A-2 Convertible Preferred Stock (together, the “Series A Preferred Stock”) shall be eliminated and of no further force and effect.

c. Upon acceptance of the Secretary of State of the filing of the New Charter, the Certificate of Designation of the Series B-1 Cumulative 7.50% Convertible Preferred Stock and the Series B-2 Convertible Preferred Stock (together, the “Series B Preferred Stock”) shall be eliminated and of no further force and effect.

d. The Amended and Restated Bylaws dated February 27, 2007 are rescinded and shall be of no further force and effect, and the operative bylaws of Loral shall be the Amended and Restated Bylaws of Loral, in the form attached hereto as Exhibit B (the “New Bylaws”).

e. Loral shall (i) issue 9,505,673 shares of Non-Voting Common Stock to MHR simultaneously with the acceptance by the Secretary of State of the filing of the New Charter and (ii) deliver to MHR certificates representing such shares no later than three business days after such acceptance. Simultaneously with such issuance, all shares of Series A Preferred Stock and Series B Preferred Stock held by MHR shall be cancelled.

3. Loral’s board of directors shall ratify the New Charter and recommend it to Loral’s stockholders for ratification. Loral shall include the matter to be voted upon at the next scheduled annual meeting of stockholders (the “Meeting of Stockholders”), at which Loral’s stockholders shall consider and vote upon the New Charter. At the Meeting of Stockholders, all named and representative parties shall appear, in person or by proxy, and shall vote all of their shares of Loral stock in favor of the ratification of the New Charter. All expenses (including reasonable legal fees and expenses) incurred by Loral in connection with the resolution to ratify the New Charter and any solicitation of proxies in connection with the resolution to ratify the New Charter shall be borne by MHR. Prior to the Meeting of Stockholders, any transfer of Loral Common Stock by a named or representative party to this litigation to any person (including affiliates and related parties) shall only be made subject to the transferee providing an irrevocable and unconditional proxy to the transferor to vote all such transferred Loral Common Stock in favor of the ratification of the New Charter. The proxy shall be voted in accordance with the requirement of this Implementing Order to vote all such transferred Loral Common Stock in favor of ratification of the New Charter.

4. Nothing herein shall restrict the New Charter, New Bylaws, or any provision thereof from being amended, altered or repealed in the future in accordance with Delaware law.

5. Upon the written request of the holders of a majority of the then-outstanding shares of Non-Voting Common Stock, Loral shall promptly (i) apply for and use best efforts to obtain the listing of the Non-Voting Common Stock on a national securities exchange or automated quotation system as so requested by such holders of the Non-Voting Common Stock and (ii) register the Non-Voting Common Stock under all applicable securities laws. Loral and MHR shall enter into an agreement as soon as practicable providing registration rights for the Non-Voting Common Stock.

6. Final judgment is entered on all claims in favor of individual defendants Dean A. Olmstead and John P. Stenbit.

7. Final judgment is entered resolving all claims against individual defendants Sai Devabhaktuni, Hal Goldstein, John D. Harkey, Jr., Mark H. Rachesky, Arthur L. Simon, and Michael B. Targoff on the basis set forth in the Opinion.

8. This Implementing Order constitutes a full and final disposition of all claims brought by Plaintiffs in the case.

9. Plaintiffs shall submit an application for attorneys’ fees and expenses by November 14, 2008. Defendants shall submit their opposition by December 9, 2008. Plaintiffs shall reply by December 16, 2008. Oral argument shall be held on December 22, 2008 at 10:00 a.m.

10. The time for appeal of the Implementing Order, the Opinion, and award of attorneys’ fees and expenses, if any, shall run from the entry of a further order by the Court resolving the application for attorneys’ fees and expenses. This Implementing Order shall become effective upon entry of such further judgment and order resolving the application for attorneys’ fees and expenses.

IT IS SO ORDERED.

Vice Chancellor Strine